Exhibit 99.7

Consent to be Named as a Director Nominee

In connection with the filing by Meten EdtechX Education Group Ltd. of the Registration Statement on Form F-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Meten EdtechX Education Group Ltd. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: January 8, 2020

/s/ Benjamin Vedrenne-Cloquet

Signature